UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 15, 2004
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.        Results of Operations and Financial Condition

On December 15, 2004, Herman Miller, Inc. issued a press release announcing its financial results for the quarter ended November 27, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.         Financial Statements and Exhibits.

Exhibits.

99.1    Press release dated December 15, 2004.

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 15, 2004	HERMAN MILLER, INC. (Registrant) By: /s/ Elizabeth A. Nickels —————————————— Elizabeth A. Nickels Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated December 15, 2004.

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EXHIBIT 99.1

Release	Immediate
Date	December 15, 2004
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Continued Improvements for the Second Quarter FY2005 and Forecasts Third Quarter Growth

Webcast to be held Thursday, December 16, 2004, at 9:30 AM EST

Herman Miller, Inc., today announced results for the second quarter ended November 27, 2004. Sales increased 11.5% from the year-ago period. Orders and backlog also significantly improved over the prior-year levels, with orders up 9.1% and backlog increasing 18.9%. Net earnings were $15.4 million, or $0.22 per share, an increase of 69.2% over net earnings of $9.1 million for the same period in the prior year. Gross margins improved to 32.6% of sales from 30.9% in the same period of the prior year. The ending cash balance remained at a strong $146.3 million, which includes cash flow from operations of $29.4 million for the quarter and also the impact of more than $30 million in share repurchases made during the current quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended

	11/27/04	11/29/03	Percent Change	11/27/04	11/29/03	Percent Change

Net Sales	$368.4	$330.3	11.5%	$725.7	$654.8	10.8%
Gross Margin	120.0	102.0	17.6%	232.0	203.6	13.9%
Operating Expenses	94.8	80.8	17.3%	183.4	166.3	10.3%
Restructuring Expenses	0.1	4.4	(97.7%)	0.6	8.3	(92.8%)
Operating Earnings	25.1	16.8	49.4%	48.0	29.0	65.5%
Net Earnings	15.4	9.1	69.2%	29.6	15.2	94.7%
Earnings per share - diluted	0.22	0.12	83.3%	0.42	0.21	100.0%
Orders	390.3	357.8	9.1%	772.5	681.6	13.3%
Backlog	256.4	215.7	18.9%

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The company’s consolidated sales for the quarter were $368.4 million, reflecting both year-over-year and sequential growth. Sales were up 11.5% from the same period a year ago and 3.1% from the prior quarter. This represents the fourth consecutive quarter of year-over-year sales growth, and the second quarter in a row of double-digit sales growth. Orders in the quarter were $390.3 million, increasing 9.1% from the prior year and 2.1% from the prior quarter. Ending backlog was $256.4 million, up $40.7 million or 18.9% from the prior year.

“It was another great quarter, with better top-line growth in all areas of the business,” said Beth Nickels, Chief Financial Officer. “Our international markets experienced another strong quarter, with sales growth in excess of 40% for the second quarter in a row. Our domestic business continued its trend of steady growth with a sales increase of 6.7% for the quarter. We also added approximately $22 million to our consolidated backlog due to our improved order-entry rates.”

Despite significantly higher raw material costs, gross margin at 32.6% for the quarter was a marked improvement over the prior year of 30.9% and also the prior quarter’s 31.4%. Gross margins were positively affected by the leverage gained from additional volume, combined with the favorable initial impacts of the price increase implemented in August.

Operating expenses for the quarter totaled $94.8 million or 25.7% of sales compared to $80.8 million or 24.5% of sales for the same period in fiscal 2004. The prior-year operating expenses included a $5.2 million benefit from the favorable outcome of a lawsuit that had been previously reserved. In addition, the current year expenses include $1.9 million associated with dealer consolidations that were not included in the prior year. The remainder of the increase was due primarily to increases in incentive and benefit costs.

Ms. Nickels added, “The strength of our gross margins demonstrates the benefits of the many changes we have made to our operating model. Our operating efficiencies more than offset approximately $5 million in incremental costs of steel versus this same period a year ago. We also started to see the favorable impact of the price increase that we implemented in August. We should see even greater benefits from that in future quarters.”

The $0.1 million of restructuring charges for the quarter were primarily associated with the previously announced relocation of the Canton operations. That move is complete. Modest restructuring charges will be reported in the future as the final Canton relocation costs are incurred.

The company adopted the provisions of FIN 46 in the fourth quarter of the prior year. The current quarter’s results reflect the consolidation of one independent contract furniture dealership to which the company is providing ongoing financial support through a loan. Consolidating the dealer’s results increased the current quarter’s net sales by $2.9 million, orders by $8.3 million, and backlog by $11.6 million. The consolidation also decreased net earnings by $0.3 million. The effect on the company’s balance sheet as of November 27, 2004, was an increase to assets of approximately $1.2 million and liabilities of $1.3 million.

The company’s ending cash position was $146.3 million. Cash flow from operations for the quarter was a very strong $29.4 million compared to $3.3 million for the same period last year. Capital spending for the quarter was $7.3 million compared to $9.3 million for the same period last year. The company also repurchased approximately 1.3 million shares of its stock for $30.3 million, at an average price of $24.08 per share during the quarter.

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Third quarter sales traditionally reflect a seasonal decline. However, due to the strong backlog, the company expects sales for the third quarter of fiscal 2005 to be in a range of $355 million to $375 million. This represents an 8%–14% increase over the prior year, and if achieved would represent the fifth quarter in a row of year-over-year sales improvements. Earnings per share are estimated at $.18 to $.23, which reflects the continued impact of raw material cost increases partially offset by favorable impacts of the August price increase.

Brian Walker, Chief Executive Officer, stated, “Our top-line growth this quarter reflects our strategic intent to accelerate growth through continued focus on innovation and market expansion. We are seeing great interest in the Abak™ line we introduced this past summer, and we are working on another great lineup of new products for launch next fiscal year. Thanks to the efforts of all the employee-owners of Herman Miller, we will continue to deliver new products that help our customers create great places.”

The company has announced a live webcast to discuss the results of the fiscal 2005 second quarter on Thursday, December 16, 2004, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller provides complete solutions that help create great places to work. Through research, design, manufacture, and distribution of innovative interior furnishings, complemented by furniture management and strategic consulting services, the company serves organizations and individuals around the world. During fiscal 2004, Herman Miller’s award-winning products and services generated $1.34 billion in revenue. The company was also cited in Fortune magazine as the “Most Admired” company in its industry and was again named among Business Ethics magazine’s “100 Best Corporate Citizens.” Herman Miller trades on the NASDAQ stock market under the symbol MLHR. For additional information visit HermanMiller.com.

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Financial highlights for the quarter ended November 27, 2004 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	11/27/04		11/29/03

Net Sales	$368.4	100.0%	$330.3	100.0%
Cost of Goods Sold	248.4	67.4%	228.3	69.1%

Gross Margin	120.0	32.6%	102.0	30.9%
Operating Expenses	94.8	25.7%	80.8	24.5%
Restructuring Expenses	0.1	0.0%	4.4	1.3%

Operating Earnings	25.1	6.8%	16.8	5.1%
Other Expense, net	2.0	0.5%	2.5	0.8%

Earnings Before Taxes	23.1	6.3%	14.3	4.3%
Income Taxes	7.7	2.1%	5.2	1.6%

Net Earnings	$15.4	4.2%	$9.1	2.8%

Earnings Per Share - Basic	$0.22		$0.12
Weighted Average Basic Common Shares	70,162,039		72,849,656
Earnings Per Share - Diluted	$0.22		$0.12
Weighted Average Diluted Common Shares	70,668,594		73,248,673

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended

	11/27/04		11/29/03

Net Sales	$725.7	100.0%	$654.8	100.0%
Cost of Goods Sold	493.7	68.0%	451.2	68.9%

Gross Margin	232.0	32.0%	203.6	31.1%
Operating Expenses	183.4	25.3%	166.3	25.4%
Restructuring Expenses	0.6	0.1%	8.3	1.3%

Operating Earnings	48.0	6.6%	29.0	4.4%
Other Expense, net	3.7	0.5%	5.0	0.8%

Earnings Before Taxes	44.3	6.1%	24.0	3.7%
Income Taxes	14.7	2.0%	8.8	1.3%

Net Earnings	$29.6	4.1%	$15.2	2.3%

Earnings Per Share - Basic	$0.42		$0.21
Weighted Average Basic Common Shares	70,672,417		72,859,810
Earnings Per Share - Diluted	$0.42		$0.21
Weighted Average Diluted Common Shares	71,260,499		73,210,122

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended

	11/27/04	11/29/03

Net Earnings	$29.6	$15.2

Cash Flows provided by Operating Activities	32.2	39.0
Cash Flows used for Investing Activities	(14.7)	(8.2)
Cash Flows used for Financing Activities	(65.4)	(10.4)
Effect of Exchange Rates	5.0	1.4

Net Increase (Decrease) in Cash	(42.9)	21.8
Cash, Beginning of Year	189.2	185.5

Cash, End of Period	$146.3	$207.3

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	11/27/04	5/29/04

	(Unaudited)	(Audited)
Assets
Current assets
Cash and equivalents	$146.3	$189.2
Short-term investments	13.2	10.7
Accounts receivable (net)	144.0	142.4
Inventories	48.8	38.1
Prepaid expenses and other	45.6	50.2

Totals	397.9	430.6
Net property and equipment	196.4	208.5
Other assets	75.7	75.6

Total Assets	$670.0	$714.7

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$6.2	$8.6
Current long-term debt	13.0	13.0
Notes Payable	0.0	1.5
Accounts Payable	86.8	90.4
Accrued liabilities	134.8	123.8

Totals	240.8	237.3
Long-term debt	194.1	192.7
Other noncurrent liabilities	66.3	90.1
Shareholders' equity	168.8	194.6

Total Liabilities and Shareholders' Equity	$670.0	$714.7

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